EXHIBIT 99.1

Heartland Payment Systems
90 Nassau Street
Princeton, NJ 08542
888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS 55% INCREASE IN THIRD QUARTER ADJUSTED EARNINGS PER SHARE

Board Authorizes $50 Million Share Repurchase Program

Princeton, NJ - October 27, 2011 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net earnings of $12.6 million, or $0.31 per share, for the three months ended September 30, 2011. Adjusted Net Income and Earnings per Share were $12.7 million and $0.31, respectively, for the quarter ended September 30, 2011 compared to Adjusted Net Income and Earnings per Share of $8.0 million and $0.20, respectively, for the quarter ended September 30, 2010. Adjusted Net Income and Earnings per Share are non-GAAP measures that exclude expenses attributable to the processing system intrusion detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Highlights for the third quarter include:

•	Record Small and Mid-Sized Merchant (SME) quarterly transaction processing volume of $17.8 billion, up 6.9% from the comparable period in 2010

•	Quarterly Net Revenue of $122.2 million, up 5.9% from the third quarter of 2010

•	Same store sales rose 2.3% for the third quarter, our sixth consecutive quarter of same store sales growth

•	New margin installed of $13.0 million, up 3.5% from third quarter of 2010, with September representing the best month in 2011 for both total installed margin and Relationship Manager productivity

•	Operating margin on net revenue of 17.7% compared to 12.3% for the same quarter in 2010

•	Stock compensation expense of $1.3 million pre-tax, or $0.02 per share, compared to $1.7 million, or $0.03, in the third quarter 2010

Robert Carr, Chairman and CEO, said, “Transaction processing volume again reached record levels this quarter, reflecting steady improvement in same store sales, volume attrition and new margin installed. Operating margins also continued to widen, putting our 20% near-term goal squarely in our sights. As a result, we have not only significantly increased earnings, but also generated even greater free cash flow, providing us with the financial strength to implement our various growth initiatives. As a result of the success we've enjoyed this year, and our confidence that we will benefit from our strategy to pass all of the savings of new, lower debit interchange fees to our merchants, we are both raising our guidance for the remainder of 2011 and announcing a share repurchase program to create even more value for our shareholders.”

SME card processing volume for the three months ended September 30, 2011 was a record $17.8 billion, a 6.9% improvement compared to the year-ago period. For the quarter, new margin installed was up 3.5% from the third quarter of 2010, while same store sales were up 2.3% for the third quarter, and we are now likely to exceed the 1% - 2% same store sales growth rate we had anticipated for 2011. Volume attrition in the quarter declined from the year ago period to 13.6%. For the three months ended September 30, 2011, Network Services processed a quarterly record 873 million transactions, a 5.8% year-over-year increase. Efficiency improvements reduced processing and servicing expenses to a record-low 43.6% of net revenue. Net revenue growth and productivity enhancements drove operating income to 17.7% of net revenue in the third quarter of 2011, up almost 540 basis points from the comparable 2010 period while absorbing a 27% increase in general and administrative expense. The expenses attributable to the processing system intrusion in the third quarter of 2011 were $115,000 pre-tax and are shown separately in the Company's Statement of Operations.

Mr. Carr continued, “Both our sales organization and our strategic partners have been energized by the tremendous growth prospects created by the implementation of the Durbin Amendment. The incredible publicity surrounding the decrease in debit interchange rates and the market positions adopted throughout our industry are underscoring Heartland's leadership position in passing 100% of any savings to our merchants. Already, our Durbin Dollars campaign has saved our merchants more than $12 million by passing through all, not some, of the new, lower debit interchange rates. Over the next several months, as merchants view the Durbin Dollar savings on their Heartland statements, our value proposition will become increasingly evident. Our non-card businesses represent equally attractive growth platforms. In particular, with the recent acquisition of School-Link Technologies we now enjoy an industry-leading 20% share of the K-12 school nutrition and point-of-sale solutions market and a channel to the parents of the millions of children in the schools we serve.

NINE MONTH RESULTS:
For the first nine months of 2011, GAAP net income was $32.7 million or $0.82 per share, compared to net income of $27.9 million or $0.71 per share for the first nine months of 2010. Net revenue for the first nine months of 2011 was $357.1 million, up 6.8% compared to the first nine months of 2010. Excluding expenses attributable to the processing system intrusion, Adjusted Net Income and Earnings per Share for the first nine months of fiscal 2011 were $33.2 million or $0.83 per share, compared to $18.8 million, or $0.48 per share, in the prior year nine months. Year-to-date 2011, stock compensation expense has reduced earnings by $5.0 million pre-tax, or $0.08 per diluted share, compared to $4.5 million or $0.07 per diluted share for the same nine-month period in 2010.

USE OF NON-GAAP FINANCIAL MEASURES
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, net income and earnings per share, which exclude certain costs and expenses related to the processing system intrusion. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the respective periods ended September 30, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended September 30,		Nine Months Ended September 30,
Net income attributable to Heartland	2011	2010	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$12,717	$7,990	$33,210	$18,787
Less adjustments:
Provision for (recovery of) processing system intrusion costs	115	740	790	(14,770)
Income tax impact of provision for processing system intrusion	(44)	(283)	(299)	5,653
After-tax provision for (recovery of) processing system intrusion costs	71	457	491	(9,117)
GAAP - Net income attributable to Heartland	$12,646	$7,533	$32,719	$27,904

Earnings per share
Non-GAAP - Adjusted net income per share	$0.31	$0.20	$ 0. 83	$0.48
Less: provision for (recovery of) processing system intrusion costs	—	0.01	0.01	(0.23)
GAAP - Net income per share	$0.31	$0.19	$0.82	$0.71

Shares used in computing GAAP net income per share	40,561	39,444	40,145	39,263

Please see “Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure” below for additional detail.

FULL YEAR 2011 GUIDANCE:
For full year 2011, we are raising our guidance, and now expect fully diluted EPS to be between $1.04 and $1.06, after deducting $0.13 per share of 123R stock compensation expense. We now expect full year revenue growth to be between 8% to 9%. The Company's guidance does not include any of the ongoing costs related to the 2008 processing system intrusion.

QUARTERLY DIVIDEND
The Company also announced the Board of Directors today declared a quarterly dividend of $0.04 per common share, which is payable December 15, 2011 to shareholders of record on November 24, 2011.

STOCK REPURCHASE PROGRAM AUTHORIZED BY BOARD OF DIRECTORS
The Board of Directors voted to authorize the Company to repurchase up to a $50 million worth of its common stock in its Stock Repurchase Program. The Company intends to fund any repurchases with cash flow from operations, existing cash on the balance sheet, and other sources.  Repurchases of securities under this program will be made through the open market, or in privately negotiated transactions, from time to time in accordance with applicable laws and regulations.  The manner, timing and amount of repurchases, if any, will be determined by the Company's management and will depend on a variety of factors, including price, corporate and regulatory requirements, market conditions and other corporate liquidity requirements.  The repurchase program may be modified or discontinued at any time.

 "Share repurchases represent an excellent vehicle to create shareholder value, especially given the significant excess cash being generated by our operations," concluded Chief Financial Officer Maria Rueda.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on October 27, 2011 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 264-8926. Please provide the operator with PIN number 9424532.

The webcast will be archived on the Company's website within two hours of the live call and will remain available through January 27, 2012.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, gift marketing and loyalty programs, payroll, check management and related business solutions to more than 250,000 business locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more information, please visit HeartlandPaymentSystems.com and MerchantBillofRights.org.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10- K for the year ended December 31, 2010. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com
Follow us on Twitter @HeartlandHPY

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Total revenues	531,904	499,074	1,525,527	1,386,111
Costs of services:
Interchange	369,007	350,964	1,055,013	962,749
Dues, assessments and fees	40,672	32,688	113,373	88,962
Processing and servicing	53,255	59,282	161,170	175,622
Customer acquisition costs	11,834	12,573	35,622	38,758
Depreciation and amortization	3,270	3,890	10,846	11,400
Total costs of services	478,038	459,397	1,376,024	1,277,491
General and administrative	32,244	25,479	91,667	76,673
Total expenses	510,282	484,876	1,467,691	1,354,164
Income from operations	21,622	14,198	57,836	31,947
Other income (expense):
Interest income	47	43	129	111
Interest expense	(954)	(1,240)	(3,262)	(3,511)
(Provision for) recovery of processing system intrusion costs	(115)	(740)	(790)	14,770
Other, net	(35)	2	(780)	2,022
Total other (expense) income	(1,057)	(1,935)	(4,703)	13,392
Income before income taxes	20,565	12,263	53,133	45,339
Provision for income taxes	7,784	4,694	20,098	17,352
Net income	12,781	7,569	33,035	27,987
Less: Net income attributable to noncontrolling interests	135	36	316	83
Net income attributable to Heartland	12,646	7,533	32,719	27,904

Net income	12,781	7,569	33,035	27,987
Other comprehensive income:
Unrealized gains on investments, net of income tax of $(2), $13, $(1) and $37	(6)	23	(1)	60
Unrealized losses on derivative financial instruments	(69)	—	(651)	—
Foreign currency translation adjustment	(946)	331	(493)	178
Comprehensive income	11,760	7,923	31,890	28,225
Less: Comprehensive income attributable to noncontrolling interests	(149)	36	168	83
Comprehensive income attributable to Heartland	11,909	7,887	31,722	28,142

Earnings per common share:
Basic	$0.32	$0.20	$0.84	$0.74
Diluted	$0.31	$0.19	$0.82	$0.71
Weighted average number of common shares outstanding:
Basic	39,265	38,130	38,841	37,899
Diluted	40,561	39,444	40,145	39,263

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$35,370	$41,729
Funds held for payroll customers	38,668	36,523
Receivables, net	172,994	175,530
Investments held to maturity	2,624	1,516
Inventory	13,181	11,058
Prepaid expenses	9,069	7,721
Current tax asset	4,803	18,652
Current deferred tax assets, net	8,843	7,250
Total current assets	285,552	299,979
Capitalized customer acquisition costs, net	55,131	59,251
Property and equipment, net	114,331	102,248
Goodwill	103,045	68,319
Intangible assets, net	33,621	31,160
Deposits and other assets, net	775	507
Total assets	$592,455	$561,464

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$57,551	$72,573
Accounts payable	43,885	42,126
Deposits held for payroll customers	38,668	36,523
Current portion of borrowings	15,000	38,286
Current portion of accrued buyout liability	7,619	5,560
Processing liabilities and loss reserves	32,335	28,740
Accrued expenses and other liabilities	51,391	27,171
Reserve for processing system intrusion	1,610	1,618
Total current liabilities	248,059	252,579
Deferred tax liabilities, net	25,942	21,714
Reserve for unrecognized tax benefits	1,753	1,309
Long-term portion of borrowings	73,754	85,000
Long-term portion of accrued buyout liability	22,856	23,250
Total liabilities	372,364	383,870
Commitments and contingencies (Note 12)	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 39,405,735 and 38,415,199 shares issued and outstanding at September 30, 2011 and December 31, 2010	39	38
Additional paid-in capital	200,960	185,689
Accumulated other comprehensive income (loss)	(959)	37
Retained earnings (Accumulated deficit)	19,583	(8,471)
Total stockholders’ equity	219,623	177,293
Noncontrolling interests	468	301
Total equity	220,091	177,594
Total liabilities and equity	$592,455	$561,464

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities
Net income attributable to Heartland	$32,719	$27,904
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	35,948	40,944
Other depreciation and amortization	20,633	19,141
Addition to loss reserves	4,555	7,880
Provision for doubtful receivables	2,074	773
Stock-based compensation	4,970	4,458
Deferred taxes	3,036	36,157
Net income attributable to noncontrolling interests	316	83
Exit costs for service center	809
Other	87	194
Changes in operating assets and liabilities:
Decrease (increase) in receivables	3,030	(23,256)
(Increase) decrease in inventory	(1,774)	1,033
Payment of signing bonuses, net	(21,158)	(17,956)
Increase in capitalized customer acquisition costs	(10,670)	(11,400)
(Increase) decrease in prepaid expenses	(1,052)	3,241
Decrease (increase) in current tax asset	16,767	(5,336)
(Increase) decrease in deposits and other assets	(299)	1,112
Excess tax benefits on options exercised	(2,903)	(1,555)
Increase in reserve for unrecognized tax benefits	444	151
(Decrease) increase in due to sponsor bank	(15,022)	1,622
Increase in accounts payable	330	5,423
Increase (decrease) in accrued expenses and other liabilities	1,986	(3,334)
(Decrease) increase in processing liabilities and loss reserves	(1,002)	2,754
Decrease in reserve for processing system intrusion	(8)	(98,293)
Payouts of accrued buyout liability	(8,679)	(22,831)
Increase in accrued buyout liability	10,344	9,214
Net cash provided by (used in) operating activities	75,481	(21,877)
Cash flows from investing activities
Purchase of investments held to maturity	(2,617)	(1,425)
Maturities of investments held to maturity	1,626	1,321
(Increase) decrease in funds held for payroll customers	(2,313)	5,103
Increase (decrease) in deposits held for payroll customers	2,145	(5,007)
Acquisition of business, net of cash acquired	(23,221)	(108)
Purchases of property and equipment	(28,983)	(16,367)
Net cash used in investing activities	(53,363)	(16,483)
Cash flows from financing activities
Proceeds from borrowings	—	53,000
Principal payments on borrowings	(34,536)	(6,414)
Proceeds from exercise of stock options	7,916	4,713
Excess tax benefits on options exercised	2,903	1,555
Dividends paid on common stock	(4,665)	(1,139)
Net cash (used in) provided by financing activities	(28,382)	51,715

Net (decrease) increase in cash	(6,264)	13,355
Effect of exchange rates on cash	(95)	44
Cash at beginning of year	41,729	32,113
Cash at end of period	$35,370	$45,512

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$2,986	$3,187
Income taxes	(114)	(13,620)

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude certain costs and expenses and recoveries related to the criminal breach in 2008 of its payment systems environment (the “Processing System Intrusion”). These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures- Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions, although in making operating decisions management is mindful of its need to utilize cash to pay for the costs and expenses relating to the Processing System Intrusion.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures:

Provision for Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of the Processing System Intrusion. Since its announcement of the Processing System Intrusion on January 20, 2009 and through September 30, 2011, the Company has expensed a total of $146.9 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, or approximately $114.7 million, related to settlements of claims. Approximately $32.2 million of the total charges were for legal fees and costs we incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended September 30, 2011, the Company incurred approximately $0.1 million, or less than one cent per share, for legal fees and costs it incurred for defending various claims and actions for the Processing System Intrusion. During the three months ended September 30, 2010, the Company expensed approximately $0.7 million, or $0.01 per share, related to the Processing System Intrusion.

During the nine months ended September 30, 2011, the Company incurred approximately $0.8 million, or $0.01 per share, for legal fees and costs it incurred for defending various claims and actions for the Processing System Intrusion. During the nine months ended September 30, 2010, the Company recovered from its insurance providers approximately $26.8 million of the costs it had previously incurred for the Processing System Intrusion and expensed approximately $12.0 million for accruals, legal fees and costs we incurred for defending various claims and actions, resulting in a net recovery of $14.8 million, or $0.23 per share for that period.

During 2009 and 2010, the Company settled the following claims and disputes related to the Processing System Intrusion:

•
On December 17, 2009, the Company entered into a settlement agreement and release with American Express and paid approximately $3.5 million in full and final satisfaction of any and all claims of American Express and its issuers arising from or relating to the Processing System Intrusion. The Company paid this settlement from its available cash.

•
On January 7, 2010, the Company, Heartland Bank, KeyBank National Association (“KeyBank,” and, together with Heartland Bank, the “Sponsor Banks”), and Visa U.S.A. Inc., Visa International Service Association and Visa Inc. (collectively, “Visa”) entered into a settlement agreement to resolve potential claims and other disputes related to the Processing System Intrusion and on February 18, 2010 it paid $58.6 million for that settlement, after a $0.8 million credit for fines previously collected by Visa during 2009. The Company obtained loans totaling $53.0 million from Sponsor Banks, the proceeds of which were used to partially fund the settlement amount. See Note 11 Credit Facilities included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the $28.0 million Bridge Loan and $25.0 million Increased Credit Commitment, both entered into on February 18, 2010 and repaid on November 24, 2010 when the Company entered into a Second Amended and Restated Credit Agreement.

•
On May 19, 2010, the Company entered into a settlement agreement with MasterCard to resolve potential claims and other disputes related to the Processing System Intrusion and in September 2010 it agreed to pay a maximum of $34.8 million for that settlement, after a $6.6 million credit for fines previously collected by MasterCard during 2009. The Company paid this settlement from its available cash.

•
On August 31, 2010, the Company entered into a settlement agreement with Discover to resolve potential claims and other disputes with respect to the Processing System Intrusion and on September 2, 2010, it paid Discover $5.0 million in full and final satisfaction of any and all claims of Discover, its affiliates and certain of its issuers. The Company paid this settlement from its available cash.

These settlement amounts were previously provided for in the Company's Provision for Processing System Intrusion and carried in its Reserve for Processing System Intrusion. The Company does not consider it a reasonable possibility that losses exceeding the amounts already recognized on the matters subject to the settlement agreements will be incurred. With regard to the unsettled claims related to the Processing System Intrusion, the Company determined material losses in addition to those previously accrued are not considered reasonably possible on any such claim previously disclosed. The Company is prepared to vigorously defend itself against any unsettled claims relating to the Processing System Intrusion that have been asserted against it and its sponsor banks to date. The Company feels it has strong defenses to all the claims that have been asserted against it and its sponsor banks relating to the Processing System Intrusion.

Material Limitations Associated with the Use of Non-GAAP Financial Measures- Non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Processing System Intrusion costs and expenses and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar costs and expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors-The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and nine months ended September 30, 2011 and 2010 follows:

(In thousands, except per share):	Three Months Ended September 30,		Nine Months Ended September 30,
Net income attributable to Heartland	2011	2010	2011	2010
Non-GAAP - Adjusted net income attributable to Heartland	$12,717	$7,990	$33,210	$18,787
Less adjustments:
Provision for (recovery of) processing system intrusion costs	115	740	790	(14,770)
Income tax impact of provision for processing system intrusion	(44)	(283)	(299)	5,653
After-tax provision for (recovery of) processing system intrusion costs	71	457	491	(9,117)
GAAP - Net income attributable to Heartland	$12,646	$7,533	$32,719	$27,904

Earnings per share
Non-GAAP - Adjusted net income per share	$0.31	$0.20	$ 0. 83	$0.48
Less: provision for (recovery of) processing system intrusion costs	—	0.01	0.01	(0.23)
GAAP - Net income per share	$0.31	$0.19	$0.82	$0.71

Shares used in computing GAAP net income per share	40,561	39,444	40,145	39,263